Exhibit (j)


                           [VEDDER PRICE LETTERHEAD]

                                                     October 2, 2009




Central Cash Management Fund              Cash Management QP Trust
345 Park Avenue                           11 Northeastern Boulevard
New York, New York 10154                  Salem, New Hampshire 03079

      Re: Conversion of Cash Management QP Trust into a Regulated Investment Company

Ladies and Gentlemen:

         You have requested our opinion regarding certain U.S. federal income tax consequences of the proposed conversion of Cash Management QP Trust, a New Hampshire investment trust (the "Acquired Fund"), into a regulated investment company.

         The proposed conversion contemplates that (1) the Acquired Fund will transfer to Central Cash Management Fund (the "Acquiring Fund"), a newly created series of Investors Cash Trust, a Massachusetts business trust (the "Acquiring Trust"), all its properties and assets solely in exchange for voting common shares of beneficial interest of the Acquiring Trust relating to the Acquiring Fund ("Acquiring Fund Shares") and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund (such transfer of assets in exchange for Acquiring Fund Shares and assumption of liabilities is hereinafter referred to as the "Exchange") and (2) as soon as practicable after the Exchange, the Acquired Fund will make a liquidating distribution to its shareholders of all the Acquiring Fund Shares so received in proportion to their respective interests in the Acquired Fund prior to the Exchange, and the Acquired Fund will completely liquidate, terminate and dissolve under state law (such liquidating distribution is hereinafter referred to as the "Liquidation"). The foregoing will be accomplished pursuant to an Agreement and Plan of Reorganization dated as of July 15, 2009 (the "Plan"), entered into by the Acquired Fund; the Acquiring Trust, on behalf of the Acquiring Fund; and Deutsche Investment Management Americas Inc., the investment adviser to the Acquired Fund and the Acquiring Fund (the "Adviser").

         In rendering this opinion, we have examined the Plan and have reviewed and relied upon representations made to us by duly authorized officers of the Acquiring Trust, on behalf of the Acquiring Fund, and the Acquired Fund in letters dated October 2, 2009. We have also examined such other agreements, documents and records that have been made available to us and such other materials as we have deemed relevant for purposes of this opinion. In such review

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VedderPrice

Central Cash Management Fund
Cash Management QP Trust
October 2, 2009
Page 2

and examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

         Our opinion is based, in part, on the assumption that the Exchange and the Liquidation described herein will occur in accordance with the terms of the Plan and the facts and representations set forth or referred to in this opinion letter, and that such facts and representations, as well as the facts and representations set forth in the Plan, are accurate as of the date hereof and will be accurate on the effective date and at the time of each of the Exchange and the Liquidation. You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.

         For the purposes indicated above, and based upon the facts, assumptions and representations set forth or referred to herein, and subject to the limitations set forth below, it is our opinion that for U.S. federal income tax purposes:

         1. No gain or loss will be recognized by the Acquired Fund on the transfer of all its assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund.

         2. No gain or loss will be recognized by the Acquiring Fund upon receipt of all the Acquired Fund's assets solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund.

         3. No gain or loss will be recognized by the Acquired Fund upon the distribution of the Acquiring Fund Shares to its shareholders in exchange for such shareholders' shares of the Acquired Fund.

         4. No gain or loss will be recognized by the shareholders of the Acquired Fund as a direct result of the receipt of Acquiring Fund Shares solely in exchange for their shares of the Acquired Fund.

         5. The basis to the Acquiring Fund of the assets transferred to it by the Acquired Fund will be the same as the basis of such assets in the hands of the Acquired Fund immediately prior to the Exchange.

         6. The holding period of the assets received by the Acquiring Fund will be the same as the holding period of such assets in the hands of the Acquired Fund immediately prior to the Exchange.


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VedderPrice

Central Cash Management Fund
Cash Management QP Trust
October 2, 2009
Page 3


         7. The holding period of each Acquiring Fund Share received by each shareholder of the Acquired Fund will include the various periods during which the various assets exchanged therefor were held by the Acquired Fund, provided such assets were capital assets or section 1231 property in the hands of the owner of such assets immediately prior to the Exchange. With respect to the portion of each Acquiring Fund Share received in exchange for other assets, including but not limited to cash, the holding period of such portion of each Acquiring Fund Share shall commence on the day following the Exchange.

         Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Exchange or the Liquidation on the Acquiring Fund, the Acquired Fund or any shareholder of the Acquired Fund with respect to any asset as to which unrealized gain or loss is required to be recognized for federal income tax purposes as of the end of a taxable year under a mark-to-market system of accounting or with respect to any stock held in a passive foreign investment company as defined in section 1297(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                                      FACTS
                                      -----

         Our opinion is based upon the facts, representations and assumptions set forth or referred to above and the following facts and assumptions, any alteration of which could adversely affect our conclusions.

         The Acquiring Trust has been registered and operated, since it commenced operations, as an open-end management investment company under the Investment Company Act of 1940, as amended. The Acquiring Trust is treated as a corporation for federal income tax purposes. The Acquiring Fund is a newly created separate series of the Acquiring Trust that is treated for federal income tax purposes as a separate corporation pursuant to section 851(g) of the Code. The authorized common shares of beneficial interest of the Acquiring Fund consist of one or more classes of shares, with each share of each class having equal rights to distributions and liquidation proceeds of the Acquiring Fund as each other share of the Acquiring Fund, and with each share of the Acquiring Fund having identical rights in all other respects, except that each class of shares may be subject to its own sales charge schedule and its own distribution and service expenses and will have exclusive voting rights with respect to its distribution and service fees. The Acquiring Fund has elected, or will elect, to be taxed as a regulated investment company under section 851 of the Code and will qualify for its taxable year in which the Exchange occurs, and intends to continue to qualify for each of its subsequent taxable years, for the tax treatment afforded regulated investment companies under the Code.

         The Acquired Fund is a New Hampshire investment trust that is classified for federal income tax purposes as either a partnership

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VedderPrice

Central Cash Management Fund
Cash Management QP Trust
October 2, 2009
Page 4


or a partnership that elected out of partnership treatment under Code section 761 and intends to continue to be so classified after the Exchange. Since the commencement of the Acquired Fund's operations through the time of the Liquidation, the Acquired Fund has not been, and will not be, classified as a trust, an association taxable as a corporation for federal income tax purposes or a "publicly traded partnership" within the meaning of section 7704 of the Code. In addition, if the Acquired Fund is classified as a partnership for federal income tax purposes, the Acquired Fund is an "investment partnership" and each shareholder of the Acquired Fund is an "eligible partner" within the meaning of section 731(c) of the Code.

         Upon satisfaction of certain terms and conditions set forth in the Plan on or before the effective time of the Exchange, the Acquired Fund will transfer to the Acquiring Fund all its properties and assets solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund. The assets of the Acquired Fund to be acquired by the Acquiring Fund will include, without limitation, all cash, cash equivalents, securities, receivables (including interest and dividends receivables), prepaid expenses shown as assets on the Acquired Fund's books and other property or assets owned by the Acquired Fund on the date of the Exchange. Immediately after the Exchange, the Acquired Fund will hold shares of beneficial interest of the Acquiring Fund possessing at least eighty percent (80%) of the total combined voting power of all classes of stock of the Acquiring Fund that are entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock of the Acquiring Fund.

         As soon as practicable after the Exchange, the Acquired Fund will make a liquidating distribution to its shareholders of all the Acquiring Fund Shares received in the Exchange in proportion to their respective interests in the Acquired Fund prior to the Exchange, and the Acquired Fund will completely liquidate, terminate and dissolve under state law.

         Other than the Acquiring Fund Shares to be issued to the Acquired Fund in the Exchange, the Acquiring Fund is under no obligation whatsoever, whether express or implied, written, verbal, or otherwise, to issue additional shares of the Acquiring Fund pursuant to a binding commitment in existence at the time of the Exchange. In addition, there is no plan or intention on the part of the Acquired Fund's shareholders to sell or require the redemption of the Acquiring Fund Shares received in the Exchange, other than in connection with investment decisions made in the ordinary course of investing in a series of an open-end management investment company, such as the Acquiring Fund, and not related to the Exchange.

                                   CONCLUSION
                                   ----------

         Based on the foregoing, it is our opinion that the Exchange will qualify as an exchange described in section 351 of the Code. The federal income tax opinions set forth above with respect to (i) the nonrecognition of gain or loss to the transferor(s) and the Acquiring Fund with

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VedderPrice

Central Cash Management Fund
Cash Management QP Trust
October 2, 2009
Page 5


respect to the Exchange, (ii) the basis and holding period of the assets received by the Acquiring Fund, and (iii) the holding period of the Acquiring Fund Shares received by the transferor(s), follow as a matter of law from the opinion that the Exchange will qualify as an exchange described in section 351 of the Code.

         Based on the foregoing, it is also our opinion that if the Acquired Fund is classified as a partnership for federal income tax purposes, the distribution of Acquiring Fund Shares by the Acquired Fund pursuant to the Liquidation will qualify as a liquidating distribution described in section 731(a) of the Code, or if the Acquired Fund elected out of partnership treatment under Code section 761, that each shareholder will be treated for federal income tax purposes as the owner of its proportionate interest in the assets of the Acquired Fund. The federal income tax opinions set forth above with respect to
(i) the nonrecognition of gain or loss to the Acquired Fund's shareholders upon the receipt of the Acquiring Fund Shares, (ii) the nonrecognition of gain or loss to the Acquired Fund upon the distribution of the Acquiring Fund Shares to its shareholders, and (iii) the holding period of the Acquiring Fund Shares received by the Acquired Fund's shareholders, follow as a matter of law from such opinion.

         The opinions expressed in this letter are based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service (the "Service") reflected in published and private rulings. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.

         Our opinion is limited to those U.S. federal income tax issues specifically considered herein, is addressed to and is only for the benefit of the Acquired Fund and the Acquiring Fund and may not be relied upon or cited by any other person or entity. We do not express any opinion as to any other federal tax issues, or any state, local or foreign tax law issues, arising from or related to the transactions contemplated by the Plan. Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

         We hereby consent to the filing of a form of this opinion as an exhibit to Amendment No. 36 to the Acquiring Trust's Registration Statement on Form N-1A (File No. 811-06103) filed

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VedderPrice

Central Cash Management Fund
Cash Management QP Trust
October 2, 2009
Page 6


with the Securities and Exchange Commission (the "Registration Statement"). In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,


                                        /s/VEDDER PRICE P.C.

                                        VEDDER PRICE P.C.





FEDERAL TAX NOTICE: Treasury Regulations require us to inform you that any federal tax advice contained herein (including in any attachments and enclosures) is not intended or written to be used, and cannot be used by any person or entity, for the purpose of avoiding penalties that may be imposed by the Internal Revenue Service.